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                                                                     EXHIBIT 5.1

                 {LETTERHEAD OF VINSON & ELKINS APPEARS HERE]

                                January 31, 1997


OccuSystems, Inc.
3010 LBJ Freeway, Suite 400
Dallas, Texas 75234

Ladies and Gentlemen:

    We have acted as counsel for OccuSystems, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act") on a Registration Statement on Form S-3 (the "Registration Statement") of the resales of $97,750,000 aggregate principal amount of the Company's 6% Convertible Subordinated Notes due 2001 (the "Notes") and the 3,291,246 shares (as such number may be adjusted as set forth in the Indenture, dated as of December 24, 1996 (the "Indenture"), between the Company and United States Trust Company of New York, as trustee (the "Trustee")) of Common Stock, par value $.01 per share, of the Company (the "Common Stock") as shall be issuable upon conversion of the Notes in accordance with the Indenture.

    In reaching the opinions set forth in this letter, we have reviewed originals or copies of the Registration Statement, the Indenture, the Notes and such other agreements, certificates of public officials, certificates of officers of the Company, records, documents and matters of law as we deemed relevant.

    Based on and subject to the foregoing and subject further to the assumptions, exceptions and qualifications hereinafter stated, we are of the opinion that:

    (i) The Notes constitute legally binding obligations of the Company; and

    (ii) The shares of Common Stock issuable upon conversion of the Notes will be, when issued in accordance with their terms, legally issued, fully paid and non-assessable.
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OccuSystems, Inc.
January 31, 1997
Page 2


    The opinions expressed above are subject to the following assumptions, exceptions and qualifications:

    A. We have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so, (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity and (vii) the Indenture is a valid and binding agreement of the Trustee.

    B. The opinions expressed in this letter are limited to the Delaware General Corporation Law, the federal laws of the United States of America and the laws of the State of Texas. We express no opinion about the effect of federal or state securities laws or the laws of any other jurisdiction.

    This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement as having passed on certain legal matters in connection with the Notes and the Common Stock. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

    This opinion speaks as of the date hereof, and we disclaim any duty to advise you regarding any changes subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.

                                          Very truly yours,


                                          /s/ Vinson & Elkins L.L.P.